Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Evelo Biosciences, Inc. for the registration of up to $200,000,000 of its common stock, preferred stock, warrants, and units and to the incorporation by reference therein of our report dated February 15, 2019 with respect to the consolidated financial statements of Evelo Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 3, 2019